Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.
Execution Version

DISTRIBUTION AGREEMENT
This Distribution Agreement (the “Agreement”) is effective as of September 30, 2019 (“Effective Date”) between Conformis, Inc., a Delaware corporation, with its principal place of business located at 600 Technology Park Drive, Billerica, MA 01821 (“Supplier”), and Howmedica Osteonics Corp., a New Jersey corporation, also known as Stryker Orthopaedics, together with its Affiliates (defined below) (“Stryker”).
I.    RECITALS
WHEREAS Supplier is engaged in the business of manufacturing and supplying certain Patient-Specific Instrumentation;
WHEREAS, the Parties are concurrently entering into an Asset Purchase Agreement (as defined in the Development Agreement), and a License Agreement, a Development Agreement and a Quality Agreement, as defined in and attached to the Asset Purchase Agreement; and
WHEREAS Supplier desires to appoint Stryker as the exclusive (to the extent set forth herein) distributor of the Products (as defined in Section 1 below) in the Territory, and Stryker desires to accept such appointment subject to the terms and conditions set forth in this Agreement.
II.    AGREEMENT
NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.
“Act” shall have the meaning set forth in Section 6.5.
“Action” shall have the meaning set forth in the Asset Purchase Agreement.

“Affiliate” shall have the meaning set forth in the Asset Purchase Agreement.
“Agents” shall have the meaning set forth in the Development Agreement.
“Agreement” shall have the meaning set forth in the Preamble.
“Allowable Adjustments” shall have the meaning set forth in Section 5.1.4.
“Applicable Laws” shall have the meaning set forth in the Development Agreement.

“Applicable Requirements” shall mean all Applicable Laws applicable to the Supplier and the Products provided under this Agreement. Without limiting the generality of the foregoing, “Applicable Requirements” means all governmental rules and regulations applicable to the labeling, re-labeling, packaging, processing, assembly, record creation, record retention, record modification, record transmission (including by electronic means), storage, handling, transport (including exportation and importation of Products within the United States or to or from the United States), and reporting of medical devices, and, as applicable, human cells, tissues or human cellular or tissue-based products (HCT/Ps, in accordance with 21 CFR 1271) in effect at a particular time and promulgated by the United States Food and Drug Administration (“FDA”) and any foreign agency or authority equivalent to the FDA, including without limitation 21 CFR 820, 21 CFR 11, Quality Management System requirements of ISO 13485:2003, Unique Device Identifier requirements as set forth in the FDA UDI rule, as amended, 21 CFR Part 830, ISO 14001 and ISO 13485:2003 CAN/CSA (and any amendments thereto) and all other applicable legal and regulatory requirements, including, without limitation all requirements of the Canadian Medical Device Regulation, the Therapeutic Goods Administration, Medsafe (New Zealand regulatory authority), European Directives (including CE marking requirements), Japan’s Pharmaceutical Affairs Law (PAL) and Ministerial Ordinance #169 and any Regulatory Requirements (as defined in the Quality Agreement).
“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement entered into between the Parties dated of even date herewith.
“Audit” means any Payment Audit or any audit conducted by a Third Party auditor in accordance with Section 2.3.4.1 or Section 5.1.3.

“Bankruptcy Code” means Title 11 of the United States Code.
“Business Days” shall have the meaning set forth in the Asset Purchase Agreement.
“Change of Control” shall have the meaning set forth in the Asset Purchase Agreement.
“Claims” shall have the meaning set forth in the Development Agreement.
“Confidential Information” shall have the meaning set forth in the Asset Purchase Agreement.
“Conformis Indemnified Parties” shall have the meaning set forth in the Development Agreement.
“Consent and Non-Disturbance Agreement” shall have the meaning set forth in the Asset Purchase Agreement.
“Court” shall have the meaning set forth in the Asset Purchase Agreement.

“Development Agreement” shall have the meaning set forth in the Asset Purchase Agreement.

“Disclosing Party” shall have the meaning set forth in the Asset Purchase Agreement.

“eCommerce System” shall have the meaning set forth in Section 5.1.
“Effective Date” shall have the meaning set forth in the Preamble.
“Exclusive Supply Term” shall have the meaning set forth in Section 13.1.

“First Commercial Sale” means the first sale for end use of a Product by or on behalf of Stryker or its Affiliates in the United States following FDA clearance for the Product in accordance with the R&D Work Plan.

“Force Majeure Event” shall have the meaning set forth in Section 14.1.
“Forecast Report” shall have the meaning set forth in Section 5.1.
“Governmental Entity” shall have the meaning set forth in the Asset Purchase Agreement.

“Insolvency Event” means, with respect to any Party, the occurrence of any of the following events:

(i)
a court of competent jurisdiction shall have entered a decree or order for relief in respect of the Party in an involuntary proceeding under any applicable United States bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Party or of all or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of [**]; or

(ii)
the Party shall have a voluntary proceeding under any applicable United States bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Party or of all or any substantial part of its property, or shall have made an assignment.

“Intellectual Property” shall have the meaning set forth in the Asset Purchase Agreement.
“IP Claims” shall have the meaning set forth in Section 16.2.2.

“License Agreement” shall have the meaning set forth in the Asset Purchase Agreement.
“Materials Declaration Requirements” shall have the meaning set forth in Section 7.2.
“Non-Conforming Products” shall have the meaning set forth in Section 5.5.
“Non-exclusive Supply Term” shall have the meaning set forth in Section 13.1.
“Order” shall have the meaning set forth in the Asset Purchase Agreement.
“Other Agreements” shall have the meaning set forth in the License Agreement.

“Party” or “Parties” means in the singular, either Stryker or Supplier as context may so dictate, or in the plural, both Stryker and Supplier.
“Patent” shall have the meaning set forth in the Asset Purchase Agreement.
“Patient-Specific Instrumentation” shall have the meaning set forth in the Asset Purchase Agreement.
“Payment Audit” shall have the meaning set forth in Section 2.4.
“Permitted Use” shall have the meaning set forth in the Asset Purchase Agreement.
“Per-Product Fee” shall have the meaning set forth in Section 2.3.3.1.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and will include any successor (by merger or otherwise) of such Person.
“Pricing Schedule” means the list of Prices that Supplier may charge Stryker for the supply of Products, and as more fully described in the Products and Pricing Schedule attached hereto as Schedule A.
“Prior CDA” shall have the meaning set forth in the Asset Purchase Agreement.
“Prior Year Minimum” has the meaning set forth in Section 2.3.3.1.
“Products” means Patient-Specific Instrumentation for Triathlon that receives 510(k) clearance as contemplated under the Development Agreement and is supplied by or on behalf of Supplier or its Affiliates.
“Product Liability Claim” has the meaning set forth in Section 10.6.
“Product Warranty” shall have the meaning set forth in Section 6.5.

“Purchase Order” means a purchase order issued by Stryker to Supplier providing for the purchase and sale of Products which references this Agreement as providing for all terms and conditions applicable to such purchase order.
“Quality Agreement” shall have the meaning set forth in Section 7.3.
“R&D Work Plan” shall have the meaning set forth in the Development Agreement.
“Receiving Party” shall have the meaning set forth in the Asset Purchase Agreement.
“Related Agreements” shall mean the Asset Purchase Agreement, the License Agreement, the Development Agreement, and the Consent and Non-Disturbance Agreement.
“Representatives” shall have the meaning set forth in the Development Agreement.
“Required Insurance” shall have the meaning set forth in Section 10.8.
“Second Forecast Report” shall have the meaning set forth in Section 5.1.
“Services” shall have the meaning set forth in Section 5.8.
“Specifications” shall have the meaning set forth in Section 2.2.
“Sterilizer” means, at Supplier’s sole discretion, either Supplier or such Third Party service provider facility as Supplier may engage from time to time for purposes of sterilization of Products.
“Strategic Acquiror” shall have the meaning set forth in the License Agreement.
“Stryker” shall have the meaning set forth in the Preamble.
“Stryker Indemnified Parties” shall have the meaning set forth in the Development Agreement.

“Stryker Products” means Patient-Specific Instrumentation for Triathlon that receives 510(k) clearance as contemplated under the Development Agreement and is supplied by or on behalf of any Person other than Supplier or its Affiliates.

“Stryker’s Purchase Obligation” shall have the meaning set forth in Section 2.3.2.1.
“Supplier” shall have the meaning set forth in the Preamble.
“[**]” shall have the meaning set forth in Section 16.2.2.

“Supplier’s Supply Obligation” shall have the meaning set forth in Section 2.3.1.
“Supply Failure” means the occurrence of any of the following events:

(i)
During the first [**] of the Supply Term, Supplier fails to Timely fulfill Stryker’s Valid Purchase Orders for Products with Products that meet the Specifications with respect to at least [**]% of Stryker’s Valid Purchase Orders;

(ii)
Between the first day of the [**] of the Supply Term and [**], Supplier fails to Timely fulfill Stryker’s Valid Purchase Orders for Products with Products that meet the Specifications with respect to at least [**] percent ([**]%) of the Products under such Valid Purchase Orders, which percentage will be calculated on a rolling [**] basis, beginning after the [**] of the Supply Term. “Timely” shall mean within [**] following the date on which Stryker submits Stryker’s applicable Valid Purchase Order in accordance with Section 5.1.5;

(iii)
Between the first day of the [**] and [**], Supplier fails to Timely fulfill Stryker’s Valid Purchase Orders for Products with Products that meet the Specifications with respect to at least [**] percent ([**]%) of the Products under such Valid Purchase Orders, which percentage will be calculated on a rolling [**] basis, beginning after the [**] of the Non-Exclusive Supply Term;

(iv)
Notwithstanding subclauses (i)-(iii) of this definition, at any time during the Supply Term following a Change of Control of Supplier to a Strategic Acquiror, Supplier fails to Timely fulfill Stryker’s Valid Purchase Orders for Products with Products that meet the Specifications with respect to at least [**] percent ([**]%) of the Products under such Valid Purchase Orders, which percentage will be calculated on a rolling [**] basis beginning after the [**] following such Change of Control.

(v)
At any time during the Term, Supplier materially breaches the Quality Agreement and does not cure such breach within [**], in accordance with any additional procedures to cure or address deviations from the quality requirements set forth in the Quality Agreement;

(vi)
At any time during the Term, the occurrence of any Insolvency Event with respect to Supplier, provided that, no Supply Failure shall exist in respect of an Insolvency Event that is a chapter 11 case under the Bankruptcy Code if Supplier (x) continues to perform all of its material obligations under this Agreement, (y) does not seek to reject this Agreement or take any action in such chapter 11 case to disavow or undermine the rights of Stryker under this Agreement, and (z) assumes this Agreement on or before any deadline in such chapter 11 case for such assumption; notwithstanding the foregoing, nothing herein shall limit or prevent the Party not subject to an Insolvency Event from objecting to assumption or assumption and assignment of this

Agreement or requiring cure payments or adequate assurance of future performance as a condition of assumption or assumption and assignment; or Supplier otherwise discontinues or liquidates all or substantially all of Supplier’s business operations related to this Agreement.
“Supply Requirements” means Stryker’s total requirements for Products, Stryker Products, and Patient-Specific Instrumentation that [**] for any version of Triathlon that is manufactured, marketed or sold by Stryker or its Affiliates as of the date of First Commercial Sale; provided that, for the purposes of this definition, Triathlon shall exclude [**].
“Supply Term” shall have the meaning set forth in Section 13.1.
“Supply Year” means each period of twelve (12) consecutive months during the Supply Term, with the first Supply Year commencing on the first day of the Supply Term and with each subsequent Supply Year commencing on the annual anniversary of such day.
“Technology Transfer” shall have the meaning set forth in Section 2.5.2.
“Term” shall have the meaning set forth in Section 13.1.
“Territory” means worldwide.
“Third Party” means any Person other than Stryker or Supplier or their Affiliates.
“Transfer Materials” shall have the meaning set forth in Section 2.5.1.

“Triathlon” shall have the meaning set forth in the Asset Purchase Agreement.
“Valid Purchase Order” shall have the meaning set forth in Section 5.1.5.

2.	Supply and Delivery; Appointment and Exclusivity.

2.1
Products; Appointment and Exclusivity. During the Supply Term, Supplier shall make available to Stryker the Products, and shall supply the Products in accordance with Valid Purchase Orders submitted by Stryker and accepted by Supplier in accordance with this Agreement. Supplier hereby appoints Stryker as its exclusive distributor to market and promote sales of the Products in the Territory solely for the Permitted Use and subject to all applicable restrictions set forth in the Related Agreements, and Stryker hereby accepts such exclusive appointment and agrees to act as such distributor. Stryker may appoint dealers or sub-distributors to distribute, market and sell Products in the Territory as long as: (i) agreements Stryker enters into with such dealers or sub-distributors do not conflict with this Agreement; and (ii) Stryker shall remain liable for any breach of this Agreement caused by any such dealers or sub-distributors. Supplier represents and warrants to Stryker that it has not granted distribution or other rights to any Person that would conflict with the exclusive distribution rights granted to Stryker hereunder. Notwithstanding the foregoing or anything to the contrary, but without limiting the exclusive distributorship granted to Stryker, Stryker acknowledges and agrees that the Products are currently anticipated to be approved for sale and use only in the United States, and that Stryker’s marketing and promotion rights under this Section 2.1 shall be limited to the United States until and unless otherwise agreed by the Parties in writing.

2.2
Product Specifications. The Products will be manufactured in accordance with the specifications mutually agreed by the Parties upon completion of the activities described in the Development Agreement (“Specifications”). The sole remedies for breach of this Section 2.2 are [**].

2.3	Quantity.

2.3.1
Term. During the Supply Term and subject to all terms and conditions hereof, Supplier will accept Valid Purchase Orders for Products (“Supplier’s Supply Obligation”). During the Exclusive Supply Term, except as expressly authorized under Section 2.3.4, Stryker will not, and will cause its Affiliates not to, contract with any Third Party for the manufacture of Products, Stryker Products or Patient-Specific Instrumentation that [**] for any version of Triathlon that is manufactured, marketed or sold by Stryker or its Affiliates as of the date of First Commercial Sale. Notwithstanding the foregoing, for the purposes of this Section 2.3.1, Triathlon shall exclude [**].

2.3.2	Supply Term.

2.3.2.1
During each calendar year during the time period beginning on the Effective Date and continuing through the end of the Exclusive Supply Term, Stryker agrees to purchase at least eighty percent (80%) of Stryker and its Affiliates’ Supply Requirements for such calendar year from Supplier (“Stryker’s Purchase Obligation”) and Stryker and its Affiliates may manufacture such remaining percentage of its Supply Requirements, up to a cap of twenty percent (20%) of such Supply Requirements, itself.

2.3.2.2
Notwithstanding the foregoing, in the event of a Supply Failure, (a) Stryker shall be obligated to purchase only the quantity of Products set forth in Stryker-issued Purchase Orders, (b) Stryker’s Purchase Obligation shall thereafter be waived and (c) subject to Section 2.3.4, Stryker may contract with any Third Party for the manufacture of Stryker Products.

2.3.3	Non-exclusive Supply Term.

2.3.3.1
Each Supply Year during the Non-exclusive Supply Term, Stryker must either, at its election in its sole discretion: (a) purchase at least the number of Products from Supplier equal to eighty percent (80%) of Stryker’s Supply Requirements for the immediately preceding Supply Year (“Prior Year Minimum”), such Products to be supplied at an amount, on a per-unit basis, equal to Supplier’s average prior Supply Year unit cost of goods sold (COGS) plus two hundred dollars ($200), or (b) pay Supplier a fee, on a per-unit basis, equal to two hundred dollars ($200) multiplied by the number of Products constituting the difference between the Prior Year Minimum and the number of Products actually purchased by Stryker from Supplier during such current Supply Year (the “Per-Product Fee”).

2.3.3.2
Within [**] following the end of each calendar quarter of the Non-exclusive Supply Term, Stryker will deliver to Supplier a certificate duly executed by an authorized representative of Stryker setting forth the Per-Product Fees due and payable to Supplier in respect of such calendar quarter. Such quarterly payment will be calculated in accordance with Section 2.3.3.1 based upon the portion of the Prior Year Minimum (subject to any offset permitted under the last sentence of this Section 2.3.3.2) corresponding to the same calendar quarter of such immediately preceding Supply Year. Upon receipt of such certificate and to the extent such certificate reflects Per-Product Fees greater than zero, Supplier shall issue an invoice in an amount equal to the Per-Product Fees set forth in such certificate. Stryker shall pay Supplier the Per-Product Fees set forth in such invoice by check within [**] of receipt of the invoice. Concurrent with any such quarterly payment under this Section 2.3.3.2 which includes the end of a Supply Year, Stryker will submit to Supplier (a) a report detailing all Per-Product Fees paid pursuant to this Section 2.3.3.2 and applicable to such Supply Year; (b) a calculation of Per-Product Fees actually owed for such Supply Year; and (c) to the extent that such total Per-Product Fees in respect of such Supply Year already paid under this Section 2.3.3.2 are less than those owed under Section 2.3.3.1, a check for such difference. To the extent that such total Per-Product Fees in respect of such Supply Year already paid under this Section 2.3.3.2 are greater than those owed under Section 2.3.3.1, Stryker shall be permitted to offset such overage against future quarterly payments due under this Section 2.3.3.2.

2.3.3.3	Notwithstanding the foregoing, in the event of a Supply Failure, Stryker’s obligations with respect to the Per-Product Fees set forth in this Section 2.3.3 shall thereafter be waived.

2.3.3.4
During the Non-exclusive Supply Term, in the event that Stryker fails to (i) purchase at least [**] units of Products from Supplier during [**] period or (ii) fails to pay Supplier $200 USD per each unit of Product constituting the difference between the number of actual units purchased from Supplier during [**] period, to the extent such number is less than [**] units, and such [**] unit minimum, within [**] following such [**] period, then Supplier’s exclusivity covenant set forth in Section 4.1 of the Development Agreement shall thereafter be of no force or effect, provided that Supplier’s exclusivity covenant will not be waived with respect to any Person constituting a Strategic Acquiror. In the event of a Supply Failure, an Insolvency Event, or a Change of Control of Supplier to a Strategic Acquiror, Stryker’s obligation set forth in this Section 2.3.3.4 shall thereafter be waived.

2.3.4
Third Party Manufacturers. Stryker may engage a Third Party manufacturer: (a) during the Supply Term, in the event of a Supply Failure or in respect of post-processing machinery, sterilization and/or packaging services relating to the manufacture of Products, Stryker Products or Patient-Specific Instrumentation that is used for a similar purpose as the Products for any version of Triathlon that is manufactured, marketed or sold by Stryker or its Affiliates as of the date of First Commercial Sale, or (b) during the Non-exclusive Supply Term, provided that (i) Stryker shall notify Supplier in advance of the commencement of any such Third Party manufacturing; (ii) Stryker may not provide the Software Code in any form to any such Third Party, and may only disclose such of Supplier’s other Confidential Information as is reasonably necessary for such permitted Third Party manufacturing; and (iii) each such Third Party manufacturer shall be bound by a written agreement that (1) contains confidentiality obligations at least as protective of those hereunder and under the Related Agreements, with Supplier to be an express Third Party beneficiary of each such confidentiality agreement with respect to that Confidential Information owned by Supplier (whether solely or jointly), and (2) that expressly prohibits any use of any kind of any of the Manufacturing Documents, Transfer Materials or any other materials or information received from Supplier hereunder or under any of the Related Agreements (to the extent Stryker is permitted to disclose such items pursuant to Section 2.3.4(ii)) other than for the Permitted Use.

2.3.4.1
Up to [**] for each Third Party manufacturer and upon Supplier’s written request and subject to any confidentiality or other non-use restrictions applicable to Stryker by the relevant Third Party manufacturer, Stryker shall provide documentation reasonably required by a mutually agreed Third Party auditor to verify Stryker’s compliance with this Section 2.3.4. Such Audit shall be at Supplier’s sole expense and shall be performed in accordance with the requirements set forth in Section 2.4.2. If any report prepared in accordance with Section 2.4.2 discloses findings of any non-compliance with this Section 2.3.4, representatives of each Party shall discuss in good faith a mutually agreed resolution of such non-compliance within [**] of submission of such report. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a Change of Control of Supplier to a Strategic Acquiror, the rights and obligations set forth in this Section 2.3.4.1 shall be of no further force or effect.

2.3.5
Stryker Minimum Purchase Obligation. To the extent occurring [**] after the [**] of the Supply Term, in the event that Stryker either: (i) fails to purchase at least [**] percent ([**]%) of the Products set forth on the then-current Forecast Report for [**] during the Exclusive Supply Term (“Minimum [**] Purchase Obligation”) and fails to pay Supplier $200 USD per each unit of Product constituting the difference between the number of actual units purchased during such [**] period and the Minimum [**] Purchase Obligation within [**] of the end of such [**] period; or (ii) breaches Stryker’s Purchase Obligation during any calendar year during the Exclusive Supply Term and fails to pay Supplier $200 USD per each unit of Product constituting the difference between the number of actual units purchased during such calendar year and the Stryker Purchase Obligation within [**] of the end of such calendar year, then, without derogation to Supplier’s other rights and remedies, Supplier’s exclusivity covenant set forth in Section 4.1 of the Development Agreement shall thereafter be of no force or effect. For the avoidance of doubt, references herein to a particular calendar month and the then-current Forecast Report refer to the Forecast Report required to be delivered within [**] prior to first day of the applicable calendar month pursuant to Section 5.1.

2.4	Audits.

2.4.1
Each Party shall, and shall cause its relevant Affiliates to, allow Supplier, on the hand, or Stryker, on the other hand, or their respective designees (subject to confidentiality restrictions no less restrictive in any material respect than the Parties’ confidentiality obligations hereunder), during such audited Party’s and/or its Affiliate’s business hours and up to [**] period during the Supply Term and during the [**] period thereafter, to inspect and audit such Party’s financial books and records (whether written or electronic) for the immediately preceding [**] period in order that are directly relevant to verify (i) in the event Stryker is such audited Party, compliance with Section 2.3.2.1, Section 2.3.3.1, and Section 2.3.3.4 hereof during such period and (ii) in the event Supplier is such audited Party, the components and calculation of Supplier’s cost of goods sold (COGS) with respect to the Products (a “Payment Audit”). Such Payment Audit shall be at the auditing Party’s sole expense except as described below and shall be performed in accordance with the requirements set forth in Section 2.4.2. The audited Party shall, and shall cause its relevant Affiliates to, provide all reasonably necessary assistance that is requested in connection with such Payment Audit. If any Payment Audit report prepared in accordance with Section 2.4.2 discloses findings of any overpayment or underpayment, representatives of each Party shall discuss in good faith a mutually agreed resolution of such overpayment or underpayment within [**] of submission of such report. Upon resolution between the Parties of any findings of overpayment or underpayment disclosed in such Payment Audit report, the audited Party shall (without derogation to the auditing Party’s other rights and remedies) pay or reimburse such other Party any such finding of underpayment or overpayment, and to the extent such underpayment or overpayment and all duly documented and out-of-pocket costs incurred in connection with such Payment Audit within [**] of such conclusive finding. Each Party shall use commercially reasonable efforts to ensure that all relevant books and records are kept available for at least such time periods subject to each Party’s Payment Audit inspection rights under this Section 2.4.1.

2.4.2
The auditing Party shall provide reasonable prior written notice to such other Party of any Audit of not less than [**]. The duration of, and number of Persons involved in, any Audit shall be appropriately limited to prevent interruption to the audited Party’s business. In the case of any Audit, (i) the auditing Party or the Third Party auditor, as applicable, will be bound by a written agreement that contains confidentiality obligations at least as protective as those hereunder and under the Related Agreements and (ii) any documentation provided by the audited Party may be provided in redacted form to remove information that the audited Party determines, in good faith and in its sole discretion, is competitively sensitive. The auditing Party or Third Party auditor, as applicable, shall provide a report (whether written or electronic) to the audited Party and the auditing Party (if applicable) for review, which report will include only such information that is reasonably necessary to support the auditing Party’s or Third Party auditor’s, as applicable, findings therein. In the event of dispute or disagreement between the Parties with respect to any Audit such matter shall be addressed by the procedures set forth in Section 18 of this Agreement.

2.5	Technology Transfer.

2.5.1
Transfer Materials. Once during the Exclusive Supply Term, Supplier shall, upon Stryker’s written request and at Supplier’s cost and expense (except as set forth in this Section 2.5), transfer to Stryker, its Affiliate or its permitted Third Party manufacturer expressly authorized under Section 2.3.4 (and subject to the restrictions in Section 2.3.4), within [**] of such written request (or such other period thereafter as mutually agreed upon between the Parties)

any revisions to the Software Code or Manufacturing Documents (as such terms are defined in the Asset Purchase Agreement), a listing of its Third Party suppliers and licensors relevant to the Products, or other documentation in Supplier’s possession or control, in each case that are created by Supplier after the Effective Date and prior to the conclusion of the first [**] of the Supply Term, whether in physical or digital form, that are used by Supplier in the manufacture of the Products hereunder during the first [**] of the Supply Term (the use by Stryker of such items collectively referred to herein as the “Transfer Materials,” is subject to the license grant in Section 2.1(b) of the License Agreement). For clarity, Supplier shall only be required to transfer Transfer Materials to a Third Party to the extent such Transfer Materials are (i) necessary for the applicable manufacturing activities of such Third Party and (ii) are within the scope of the express authorization under Section 2.3.4.

2.5.2
Technology Transfer. In addition to the transfer and delivery of the Transfer Materials, the transfer described in Section 2.5.1 shall include, at Stryker’s expense and at reasonable mutually agreed upon rates, with such rate per man hour not to exceed $[**], training and technical support solely at a U.S. location for Stryker or the applicable designee until Stryker completes validation and obtains all necessary regulatory approvals for the manufacture of the Stryker Product by Stryker.

2.5.3
Solicitation Rights. If a Supply Failure or Change of Control to a Strategic Acquiror occurs with respect to Supplier during the Term, then Supplier will relieve all current or former key employees and key independent contractors of Supplier from any non-competition agreements, confidentiality agreements, or any other obligations to or imposed by Supplier, solely to the extent such agreements or obligations would: (a) prevent or hinder the ability of Stryker or its Affiliates (or Third Party designee) to hire or engage any such current or former key employee or key independent contractor of Supplier to perform Stryker business activities directly related to the development, manufacture, promotion or sale of Stryker Products; or (b) prevent such key current or former employee or key independent contractor from performing any specific activities for Stryker or its Affiliates (or Third Party designee) in respect of the development and manufacture of Stryker Products. For clarity, this Section 2.5.3 shall not expand the scope of licenses granted to Stryker under the License Agreement.

3.	[Intentionally Omitted].

4.	Prices.

4.1	The prices for the Products are as set forth in Schedule A.

4.2
Except for those taxes noted herein, no extra charges of any kind, including without limitation transportation charges, shall be allowed unless agreed to in writing by Stryker. To the extent applicable, Stryker shall pay all sales or use taxes due on the transactions hereunder or provide Supplier customary proof that the transactions are exempt from such taxes; provided, that Supplier shall pay all applicable excise taxes imposed on Supplier including, without limitation, excise taxes imposed on Supplier as the manufacturer or importer of a “taxable medical device”, under Section 4191 of the Internal Revenue Code and its implementing regulations. Invoices shall separately identify any tax that is the responsibility of Stryker hereunder (including value added taxes as exclusively net extra) and shall include either Supplier’s sales tax, use tax or other applicable permit number. Supplier shall pay any other taxes and charges, including without limitation, assessments or fines arising from Supplier’s performance of the transactions under the Agreement, including taxes based upon Supplier’s net income and penalties or fees imposed due to failure to file or pay collected sales tax, the cost of which is included in the prices set forth in Schedule A and Supplier shall not be entitled to additional compensation therefore. To the extent applicable, in all instances where Stryker purchases Products requiring importation by Stryker, Stryker shall pay all applicable duties and shall have the sole and exclusive right to claim and apply for all duty drawbacks and Supplier shall reasonably assist Stryker in making any such duty drawback claims.

5.	Ordering, Delivering and Payment.

5.1	Forecasting.

5.1.1
No later than [**] prior to Stryker’s anticipated First Commercial Sale of the Product, Stryker will deliver to Supplier an initial forecast for its supply requirements for Products. Thereafter, at least [**] prior to the start of the calendar month immediately preceding the calendar month immediately prior to Stryker’s anticipated First Commercial Sale of the Product (such Forecast Report, the “Second Forecast Report”), and at least [**] prior to the start of each calendar month thereafter, Stryker will provide Supplier with a non-binding (except to the extent set forth in Section 5.1.4) [**] rolling forecast of Stryker’s supply requirements for Products, (each a “Forecast Report”), such Forecast Report to be available for review either (a) online through Stryker’s eCommerce system (the “eCommerce System”), provided that Stryker timely notifies Supplier each time a Forecast Report is made available on the eCommerce System and provides Supplier all necessary credentials and instructions to access such Forecast Report; or (b) by report provided by Stryker (whether written or electronic). Upon each issuance of a Forecast Report, Stryker may make only Allowable Adjustments to any calendar month which was included in a prior Forecast Report. To the extent any Forecast Report contains any adjustment(s) for any such calendar month outside the scope of an Allowable Adjustment, Supplier shall have the right to modify such Forecast Report as necessary for each such adjustment to fall within the scope of an Allowable Adjustment. If Supplier changes the Forecast Report in accordance with the foregoing sentence, Supplier shall provide prompt written notice and a copy of the revised Forecast Report to Stryker within [**] of Stryker’s submission of the applicable Forecast Report.

5.1.2	Each Forecast Report shall reflect [**].

5.1.3
If Supplier reasonably believes that Stryker has breached its obligation set forth in Section 5.1.2, then, up to [**] during any consecutive [**] period during the Supply Term, Supplier will provide written notice to Stryker setting forth such reasonable belief and identifying up to one Forecast Report that was submitted to Supplier during the immediately preceding [**] to audit for purposes of confirming compliance with Section 5.1.2. Upon such notice, Stryker shall provide documentation to a mutually agreed Third Party auditor to verify Stryker’s compliance with Section 5.1.2. Such Audit shall be at Supplier’s sole expense and shall be performed in accordance with the requirements set forth in Section 2.4.2. If any report prepared in accordance with Section 2.4.2 discloses findings of any non-compliance with Section 5.1.2, representatives of each Party shall discuss in good faith a mutually agreed resolution of such non-compliance within [**] of submission of such report. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a Change of Control of Supplier to a Strategic Acquiror, the rights and obligations set forth in this Section 5.1.3 shall be of no further force or effect.

5.1.4	“Allowable Adjustments” shall mean:

5.1.4.1
For any month in a Forecast Report in which the number of units of Products forecasted is less than or equal to [**] units of Products, an adjustment which deviates by plus [**] percent ([**]%) or minus [**] percent ([**]%) from the immediately prior Forecast Report.

5.1.4.2
For any month in a Forecast Report in which the number of units of Products forecasted is greater than [**] units of Products (i) with respect to each of the first [**] of a Forecast Report issued under Section 5.1, an adjustment which deviates up to +/- [**] percent ([**]%) from the immediately prior Forecast Report with respect to the applicable calendar month; and (ii) with respect to each of the second [**] of a Forecast Report issued under Section 5.1, an adjustment which deviates up to +/- [**] percent ([**]%) from the immediately prior Forecast Report with respect to the applicable calendar month, provided, however that in each case (i) or (ii), the downward adjustment to the Product volume for any calendar month covered by such Forecast Report as compared to the same calendar month in any prior Forecast Report shall not exceed minus [**] percent ([**]%) in relation to the first time such calendar month appeared in a Forecast Report. Notwithstanding the foregoing, in the Second Forecast Report, Stryker may make any adjustments to the quantities set forth for any or all calendar months as compared to the initial Forecast Report provided that such adjustments shall not exceed plus [**] percent ([**]%) or minus [**] percent ([**]%) for any such calendar month. In respect of any calculation of Allowable Adjustments pursuant to this Section 5.1.4, the calculation shall be rounded to the nearest integer. For example, a [**]-percent ([**]%) decrease from a prior forecast of [**] would be rounded to [**]. A number that contains a half decimal (.5), shall be rounded up (e.g. [**] would round up to [**]).

5.1.5
Valid Purchase Orders. Purchase Orders shall: (i) specify the type of Product to be purchased by item/reorder number; (ii) specify the quantity of each such Product; (iii) specify unique patient identification and reference to an available CT scan for that unique patient which CT scan is of sufficient quality as determined by Supplier’s applicable quality standards; (iv) specify the shipping instructions in accordance with the terms of this Agreement; (v) not result in the amount of Products ordered during the applicable calendar month to exceed the amount of Products forecasted in the then-current Forecast Report by more than the applicable Allowable Adjustment; and (vi) is otherwise compliant with this Agreement (e.g., lead time requirements, pricing) (each such Purchase Order, a “Valid Purchase Order”). Supplier shall provide its written acceptance or rejection of each Purchase Order submitted by Stryker within [**], and, in the event of rejection, shall provide to Stryker reasonable detail regarding the basis for rejection of such Purchase Order. To the extent Supplier provides its written acceptance of a Purchase Order, such Purchase Order shall be considered a Valid Purchase Order for all purposes hereunder.

5.2
Shipment. Supplier shall ship Products on the shipment dates specified in Stryker’s Valid Purchase Orders accepted by Supplier; provided, however, that (as further detailed below) in no event shall Supplier be required to ship Product for any given case on a date that is sooner [**] after Stryker’s submission of an applicable Valid Purchase Order in accordance with Section 5.1.5. “Shipment” of Products under this Agreement shall be deemed to have occurred when Supplier makes the applicable Products available to Stryker (either directly or at the Sterilizer) in accordance with this Section 5.2, without consideration of further shipping at Stryker’s cost as described in this Section 5.2. Products shall be packaged in a form that is in accordance with the Specifications, mutually agreed by the Parties and suitable for commercial sale. Supplier will ship the Products in accordance with such instructions as to method of shipment and shipment packaging as Stryker shall specify in its Valid Purchase Order, provided that [**] shall bear all costs of shipping except for as described in the final sentence of this Section 5.2. If (a) the Sterilizer is a Third Party, the shipment shall be to the Sterilizer and shall be made available to Stryker at the Sterilizer’s facility; and (b) Supplier is the Sterilizer, the Products will be made available at Supplier’s facility, in each case (a) or (b) within [**] after Stryker’s submission of an applicable Valid Purchase Order in accordance with Section 5.1.5, unless otherwise agreed by the Parties, and provided further that nothing in this sentence shall relieve Supplier of its obligations to ensure that Products meet Specifications and the Applicable Requirements in the United States in accordance with the terms of this Agreement. Notwithstanding the foregoing, [**].

5.3
Invoicing and Payment. Supplier shall invoice Stryker within [**] of the shipment of the applicable Product with a complete and correct invoice. Each invoice shall include, at a minimum, the following information: (i) purchase order number(s), (ii) part number(s), (iii) description of the Product(s) shipped, (iv) quantity of the Product(s) shipped, (v) unit and extended price applicable, (vi) date(s) that the Product(s) shipped, (vii) Supplier’s packing slip number(s), (viii) any applicable taxes chargeable under Section 4.2; and (ix) any other charges that have been approved by Stryker. Stryker shall pay all such invoices by check within [**] of receipt of the invoice. All invoices must be directed to, and received by Stryker at the invoice address shown on the applicable Purchase Order. No payment made by Stryker shall be considered an acceptance of satisfactory performance of Supplier’s obligations under this Agreement, nor shall any payment limit Stryker’s rights to reject Non-Conforming Products (as defined in Section 5.5) or relieve Supplier from its full responsibility under this Agreement.

5.4
Cancellation of Purchase Orders. Stryker may cancel any Valid Purchase Order in whole or in part without any penalty or liability if Stryker provides written notice of cancellation to Supplier within [**] of the date of Stryker’s submission of an applicable Valid Purchase Order. If Stryker provides written notice of cancellation of any Valid Purchase Order more than [**] from such date, Stryker shall pay $[**] per unit of Product ordered under such cancelled Valid Purchase Order within [**] of such date of cancellation. If Stryker provides written notice of cancellation of any Valid Purchase Order in whole or in part after Supplier has shipped the Products ordered under such Valid Purchase Order, Stryker shall be responsible for [**] of the amount of such Valid Purchase Order subject to the cancellation. For the purposes of determining when notification of cancellation must be given in this Section 5.4, the time periods described above shall commence at the specific time of day that the applicable Valid Purchase Order was submitted, and shall end at that same time of day after the number of Business Days indicated (e.g., if a Valid Purchase Order is submitted by Stryker at 4 p.m. EST on Friday, September 13, 2019, Stryker must provide written notice of cancellation by 4 p.m. EST on Wednesday, September 18, 2019 in order to cancel without liability). Valid Purchase Orders submitted outside of the hours of 9 a.m. EST and 6 p.m. EST shall be deemed to have been made at 9 a.m. EST on the following Business Day., unless such Valid Purchase Order is submitted between the hours of 12 a.m. EST and 8:59 a.m. EST on a Business Day, in which case such Valid Purchase Order shall be deemed to have been made at 9 a.m. EST on such Business Day.

5.5
Non-Conforming Products. In the event of delivery of Non-Conforming Products, Stryker shall, at its election in its sole discretion [**]: (i) accept the Non-Conforming Products; (ii) notify Supplier in writing that it has delivered Non-Conforming Products (defined below) and require an immediate repair / replacement at Stryker’s option; or (iii) reject the Non-Conforming Products. Any notice or rejection under the foregoing (ii) or (iii) must be in a writing that is reasonably detailed as of the reason(s) the Products constitute Non-Conforming Products. Products are “Non-Conforming” when the particular Products do not conform to the requirements set forth in the Specifications, this Agreement, the quantities and shipping terms in any applicable Valid Purchase Order, or the warranties set forth herein. For clarity, Non-Conforming Products which Stryker accepts under Section 5.5(i) or otherwise uses shall not count towards calculation of a Supply Failure.

5.6
Replacement by Supplier. Without limiting Stryker’s rights in the event of a Supply Failure or as otherwise set forth in Section 2.2, in the event that Stryker rejects the Products in accordance with Section 5.5, Supplier shall, at Stryker’s request, ship replacements of the Non-Conforming Products within [**] of Stryker’s receipt of the applicable Non-Conforming Products. Upon delivery of the replacement Products, Stryker may then inspect the Products to determine whether Supplier has cured the non-conformity or non-compliance. In the event that Supplier has failed to correct the Non-Conforming Products, Stryker may, in its sole discretion, (i) terminate all or a portion of the Purchase Order related thereto, and receive a refund of the applicable charge already paid, if any, and shall not be subject to any cancellation payments contemplated by Section 5.4; or (ii) deliver to Supplier additional notices of non-conformity or non-compliance in accordance with Section 5.5. In all cases, such Non-Conforming Product shall be credited as a Product for the purposes of calculating Stryker’s Purchase Obligation and the Minimum [**] Purchase Obligation.

5.7
Replacement by Stryker. Without limiting Stryker’s rights in the event of a Supply Failure or as otherwise set forth in Section 2.2, in the event that following notice and opportunity to cure, Supplier has attempted and failed to correct Non-Conforming Products, or Stryker elects to terminate such Purchase Order without replacement by Supplier, Stryker may, in its sole discretion, manufacture Stryker Products to replace such Non-Conforming Products, and such Stryker Products shall be deemed Products for purposes of calculating Stryker’s Purchase Obligation and the Minimum [**] Purchase Obligation, and either invoice Supplier for the incremental cost of replacing the Non-Conforming Products or set-off the cost of such Stryker Products against any invoice then due and owing to Supplier. In no event shall Stryker be subject to any cancellation payments contemplated by Section 5.4 in the event of termination of such Purchase Order. For clarity, no representations or warranties of Supplier with respect to Products shall apply to Stryker Products (in accordance with Section 2.3.4) under any provision of this Agreement.

5.8	Services.

5.8.1	During the Supply Term, Supplier shall make available to Stryker or Stryker’s designee each of the services set forth on Annex I hereto (the “Services”) [**].

5.8.2
Supplier shall (and shall cause its Affiliates to) (i) allocate to the performance of the Services sufficient personnel with appropriate experience, knowledge and competence, in each case, to provide the Services with substantially the same quality, care, diligence, service levels and standards as Supplier renders in relation to similar services within its business; (ii) perform the Services in a timely fashion and in a reasonable workmanlike manner, and (iii) perform the Services in compliance in all material respects with any Applicable Laws applicable to such Services. The Parties shall reasonably cooperate with each other in all matters relating to the provision and receipt of the Services.

5.8.3
Supplier represents and warrants that there is no authorization, consent or approval required by, from or in respect of any Person in order for Supplier to provide (or cause to be provided) any of the Services. Supplier represents and warrants that no established policy, or procedure of Supplier will prevent Supplier from performing Supplier’s obligations hereunder in respect of the Services.

5.8.4
In addition to the documents, data and other information provided in connection with the provision of Services, each Party shall provide to the other Party such documents, data and other information relating to the business as reasonably required to comply with the requesting Party’s reporting obligations to Governmental Entities. To the extent that such provision of any document might otherwise jeopardize any attorney-client or other legal privilege, the Parties shall enter into a common interest agreement in order to avoid such jeopardy.

6.	Representations and Warranties and Covenants of Supplier. Supplier hereby represents and warrants to Stryker that:

6.1
Organization; Authority. Supplier is a corporation duly organized and validly existing in good standing under the laws of the Delaware. Supplier has the power to execute, deliver and perform this Agreement.

6.2
Binding Obligation. The execution and delivery of this Agreement by Supplier does not, and the performance of its obligations hereunder will not, violate any provision of the articles of incorporation or bylaws of Supplier or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Supplier is a party or to which Supplier or its assets, properties or business are subject. This Agreement is a valid and binding agreement of Supplier enforceable against it in accordance with its terms.

6.3
No Other Agreement. Supplier is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that may conflict with, diminish or limit in any manner the full right and authority of Supplier to perform its covenants under this Agreement. Supplier will not divest itself of any right now or hereafter possessed where the effect of so doing may be to diminish or impair Stryker’s rights under this Agreement.

6.4	No Approval. No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by Supplier of this Agreement.

6.5
Product Warranty. Supplier hereby warrants to Stryker that, at the time of shipment to Stryker by Supplier, all Products and their instructions for use shall conform in all material respects to the requirements of Applicable Laws and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act as amended from time to time (the “Act”, and such warranty, the “Product Warranty”).

6.6
Compliance with Stryker’s Supplier Code of Conduct. Supplier represents and warrants that Supplier and any Supplier employees and agents shall comply with Stryker’s Supplier Code of Conduct attached hereto as Schedule 6.6. No item or material used by Supplier in its performance hereunder that would result in a separate charge to Stryker may be obtained from an Affiliate of Supplier without prior written notice to Stryker of such affiliation.

6.7
No Infringement or Misappropriation. Supplier represents and warrants that, to the Knowledge (as defined in the APA) of Supplier, the manufacture, sale or use of the Products and the resale by Stryker and use thereof by its customers do not and will not violate, infringe, or misappropriate the Intellectual Property or other proprietary rights of any third party anywhere in the world, nor has any claim of such infringement been threatened or asserted.

6.8
No Pending Claims or Litigation. Supplier represents and warrants to Stryker that there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened, against it that, if adversely decided, is likely to materially and adversely affect Supplier’s: (a) ability to enter into this Agreement; or (b) the performance of its obligations hereunder.

6.9
Debarment. Supplier represents and warrants that it is not currently debarred, suspended, proposed for debarment or otherwise excluded by any governmental agency from receiving Federal Government or State or local governmental contracts. Supplier further certifies by accepting this Agreement or any part thereof that Supplier’s employees, agents, representatives or sub-suppliers assigned to perform Services under this Agreement are not debarred, suspended, proposed for debarment or otherwise excluded from contracting with the Federal Government or any State or local government agency. If Supplier’s representation in this Section 6.9 becomes untrue for any reason, then Supplier shall promptly notify Stryker in writing of the circumstances that have made such representation untrue.

6.10
U.S. Immigration Laws. Supplier represents and warrants that to the extent applicable to its performance under this Agreement, and as required by the United States’ immigration or acquisition laws, including but not limited to the requirements set out at 48 C.F.R. 52.222-54 (the Federal “E-Verify” program), Supplier and its employees, agents, and sub-suppliers are entitled to work in the United States, and upon Stryker’s reasonable request, Supplier shall provide to Stryker documented proof of eligibility to work in the United States for itself and its employees, agents, and sub-suppliers.

6.11
Solvency. Supplier (a) is not insolvent because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair value of its assets is less than the amount required to pay its liabilities on its existing debts as they mature; (b) has sufficient capital with which to engage in its business; and (c) has not and, to its knowledge as informed by its current business plans, shall not incur debts beyond its ability to pay as they become due.

6.12
Compliance with Applicable Requirements. [**], Supplier represents and warrants that [**], all Patient-Specific Instrumentation developed, manufactured and distributed by Supplier has been developed, manufactured, and distributed in material compliance with Applicable Requirements. Supplier further represents and warrants that Products shall be manufactured, inspected and supplied in accordance with the Applicable Requirements in the United States. No later than [**] after the Effective Date, Supplier shall deliver to Stryker a DVD ROM disc (or similar media) containing a digital copy of all of the materials included in the data room established by Supplier and made available to Stryker.

6.13	Warranties Cumulative. The warranties provided herein are cumulative of and in addition to any other warranties agreed to by Supplier under the Related Agreements.

6.14
EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 6 AND SECTION 11, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7.	Quality and Inspection.

7.1
Manufacturing Standards. Supplier agrees to undertake and to cause its suppliers to undertake such quality control and inspection procedures as required by the FDA. Supplier will manufacture the Products in accordance with the Current Good Manufacturing Practice (“CGMP”) requirements set forth in the Quality System Regulation promulgated pursuant to applicable provisions of the Act and in compliance with the Quality Management System requirements of ISO 13485:2003 standard and with the Stryker Quality Systems Program, a copy of which has been previously furnished to Supplier, and amendments or modifications thereof that may hereafter be furnished to Supplier at least [**] prior to their effectiveness. Each shipment of Products shall be accompanied by a certificate of inspection executed by the appropriate person at Supplier for the relevant manufacturing lot and stating that the Products meet all applicable standards required to meet the Specifications. Supplier will cause its suppliers to undertake such quality control and inspection procedures as set forth in this Agreement. Supplier further agrees to provide and to cause its suppliers to provide Stryker with any manufacturing data that Stryker may at any time be required to submit to the FDA, Health Canada, Therapeutic Goods Administration, Medsafe, all European Competent Authorities or any other applicable regulatory body.

7.2
Compliance with Materials Declaration Requirements. Supplier and any Supplier facility, equipment, employees, sub-suppliers and agents shall comply with Materials Declaration Requirements (defined below) as applicable at all times during its performance under this Agreement. As used in this Agreement, “Materials Declaration Requirements” shall mean: any applicable requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including for example: the California Electronic Waste Recycling Act of 2003; and/or other similar U.S. legislation, and/or other similar environmental and/or materials declaration laws, directives, regulations and requirements, as amended from time to time.

7.3
Quality Assurance Requirements. Contemporaneously with the execution of this Agreement, Supplier and Stryker are entering into an agreement with respect to quality assurance in the provision of the Products the terms of which are incorporated herein and made a part hereof by this reference (the “Quality Agreement”). Supplier and any Supplier facility, equipment, employees, sub-suppliers and agents shall at all times comply with and provide all Products set forth in this Agreement in accordance with the Quality Agreement.

7.4
Inspections and Audits. Stryker’s audit rights under Section 9.2 shall include the right to inspect and audit Supplier’s manufacturing facilities and processes and review its compliance and product complaint records applicable to the Products. Additionally, Supplier will reasonably cooperate in good faith with Stryker’s efforts to perform analogous inspections and audits with respect to Supplier’s applicable suppliers. Stryker agrees to work with Supplier in order to assist its continued compliance with CGMP and the Quality Agreement, but responsibility therefor shall remain with Supplier. Supplier further agrees to provide and to use reasonable good faith efforts to cause its suppliers to provide Stryker with any manufacturing data that Stryker may at any time be required to submit to the FDA.

8.	Product Labeling; Product Literature.

8.1
The Products shall be labeled as mutually agreed between the Parties upon completion of the activities described in the Development Agreement, and advertised under Stryker’s name, provided that the statement “Manufactured by Conformis”, or variations thereof acceptable to Stryker shall appear on any printed material related thereto if and to the extent required by Applicable Laws. Supplier shall provide Stryker reasonable inputs to formulate instructions for use (“IFU”) to be included with its applicable Triathlon product, to the extent such IFU addresses the applicable Product. With respect to the Products, Supplier shall be responsible for submitting to the FDA’s Global Unique Device Identifier Database (GUDID), maintaining submissions and ensuring that the device and package label bears the UDI through application of Global GS1 standards. Otherwise with respect to Stryker’s Triathlon product, Stryker shall be responsible for submitting to the FDA’s Global Unique Device Identifier Database (GUDID), maintaining submissions and ensuring that the device and package label bears the UDI through application of Global GS1 standards, subject to Supplier’s provision of reasonable information and assistance with respect to the Products.

9.	Regulatory Approvals; Audits; Complaints, Adverse Event Reporting and Recalls.

9.1
Regulatory Approvals. Supplier shall obtain and/or maintain 510(k) clearances and all other legal and regulatory acceptances and approvals that are required for the marketing of the Products in the United States. Supplier shall comply with any future requirements imposed by the FDA in order that the Products may be freely marketed in the United States during the Term. Stryker shall provide such assistance from time to time as Supplier reasonably requests in connection with such regulatory compliance in respect of the Products. Supplier shall retain exclusive ownership and responsibility for all governmental marketing authorizations with respect to the Products in the rest of the Territory. For clarity, Supplier have no obligation with regard to ex-US marketing authorizations unless mutually agreed by the Parties in accordance with Section 2.1.

9.2
Audits. Stryker shall have the right, upon reasonable advanced written notice to Supplier, to inspect and audit the facilities being used by Supplier for the matters described in Section 7.4 and the production and storage of the Products to assure compliance by Supplier (and its suppliers) with: GMP (21 CFR Part 820); ISO 13485:2003 under United States Quality Management System; ISO 13485:2003 and the Quality Agreement; other applicable rules and regulations; and the requirements of this Agreement. Additionally, Supplier will reasonably cooperate in good faith with Stryker’s efforts to perform analogous inspections and audits with respect to Supplier’s applicable Third Party suppliers. Supplier shall notify Stryker within [**] of FDA or any government regulatory inspections or actions relative to Products, goods or services supplied to Stryker. Supplier shall maintain on file all manufacturing and inspection records of all Products or other goods supplied to

Stryker for a minimum of [**] or for the time period specified under the Quality Agreement unless otherwise agreed in writing, whichever is longer. All applicable files will be made available to Stryker within a [**] period. Supplier shall, within [**], remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within the [**] period, present to Stryker a written plan to remedy such deficiencies which shall include a timeline for remedying such deficiencies; and the failure by Supplier to remedy or cause the remedy of any such deficiencies within such [**] period or to present such a plan within such [**] period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement. Supplier acknowledges that the provisions of this Section 9.2 granting Stryker certain audit rights shall in no way relieve Supplier of its obligations under this Agreement, nor shall such provisions require Stryker to conduct any such audits.

9.3	Complaints, Adverse Event Reporting and Recalls.

9.3.1
Supplier, at its expense, shall be responsible for the prompt review, evaluation and documentation of all complaints relating to Products. Stryker shall forward to Supplier all complaints received concerning the Products, including all reports of serious injury, product malfunction or other adverse events. Stryker shall cooperate, as appropriate, with Supplier’s investigation of complaints. Supplier shall comply with the FDA medical device reporting (MDR) regulations (21 CFR Part 803) for all adverse event reports. The Supplier and its U.S. agent are required to file mandatory problem reports.

9.3.2
Each Party agrees that if it discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to the Products which may reasonably require a medical device report, a recall or market withdrawal of the Products, that it shall promptly communicate such fact, condition, circumstance or event to the other Party within [**]. In the event: (a) any governmental entity or regulatory body requests that the Products be recalled; (b) a court of competent jurisdiction orders such a recall; or (c) either Party determines that the Products should be recalled or withdrawn from the market as a result of a safety or regulatory concern, the Parties shall take all appropriate remedial actions with respect to such recall or withdrawal of the Products. Except as otherwise provided herein, Supplier shall be responsible for all medical device reporting, vigilance reporting and recalls associated with the Products, and Supplier shall be the primary contact person for any communications to any governmental entity, regulatory body, the media and customers concerning the recall or remedial action.

9.3.3
With respect to reasonable and documented out-of-pocket expenses associated with a Product recall, including but not limited to, preparing customer lists and letters, mailing expenses, media notices or other public announcements and any other necessary notices, legal and/or regulatory counsel, and destruction, return, repair, and/or replacement of the recalled or withdrawn Products, including the cost of shipping and freight: (1) Supplier shall be responsible for such recall expenses to the extent that the recall was necessitated by a breach of the Product Warranty; and (2) Stryker shall be responsible for such recall expenses to the extent that the recall was necessitated by the manner in which Stryker marketed and sold the Products. Stryker shall provide such cooperation as Supplier may reasonably request in connection with any Product recall or withdrawal. Stryker shall not recall any Product without the Supplier’s previous written approval, provided such approval shall not be unreasonably restricted or withheld.

9.3.4
Supplier shall number Products in order that they may be traced back to the manufacturing lot in the case of a recall. Stryker also shall maintain a system for the traceability of all Products shipped from Stryker’s stock to end users. The system will, at a minimum, comprise dates, catalogue numbers and lot numbers of each shipment, and such information shall be available at any time upon Supplier’s reasonable request and shall comply with the Unique Device Identifier (“UDI”) requirements as set forth in the FDA UDI rule, as amended, 21 CFR Part 830. Such data shall be maintained by Stryker and made available to Supplier upon request for [**], whether or not this Agreement remains in effect.

10.	Indemnification; Insurance.

10.1
Supplier Indemnification. Supplier shall defend, indemnify and hold harmless the Stryker Indemnified Parties from and against any and all Claims against the Stryker Indemnified Parties, including all damages, collateral damages and settlements arising therefrom and reasonable attorney’s fees and litigation expenses related thereto, to the extent arising from: (i) the infringement, misappropriation or violation of any Intellectual Property or proprietary right of a Third Party attributable to the manufacture, sale or use of the Products (or, solely in respect of a breach of Section 3.2 of the Development Agreement, the Stryker Products) in accordance with this Agreement, the Related Agreements and Applicable Law; (ii) the negligent, grossly negligent or intentionally wrongful acts or omissions of Supplier, its employees, consultants, Agents and Affiliates in their performance hereunder; (iii) any portion of a Claim alleging personal injury on account of product liability attributable to a Product; (iv) the violation by Supplier, its employees, consultants, Agents and Affiliates in their performance hereunder of any Applicable Law including but not limited to such Applicable Law governing the transportation, handling, disposal or processing of regulated materials; (v) any breach of Supplier’s representations and warranties or covenants hereunder; (vi) a claim of any lien, security interest or other encumbrance made by a Third Party with respect to the Products that is a result of Supplier’s conduct; and (vii) Supplier’s failure to comply with the confidentiality obligations set forth in Section 15 of this Agreement. Notwithstanding anything to the contrary, Claims arising as a result of design defects with respect to the Products in respect of any design element in existence as of the date of 510(k) clearance by the FDA of the Product are not encompassed by this Section 10.1 and are covered solely under Section 7.3(a)(iv) the Development Agreement.

10.2
Supplier’s Infringement Rights. In case the Product, or any part thereof, is alleged or held to constitute an infringement, Supplier may, [**], at its own expense either; (i) procure for itself, Stryker and/or Stryker’s customer, the right to continue using the Product; (ii) replace the same with non-infringing Product, provided that such replacement Product shall not differ functionally in material respects from the Product previously supplied; or (iii) modify the Product so that it becomes non-infringing, provided that such modified Product shall not differ functionally in material respects from the Product previously supplied.

10.3
Joint Liability. To the extent that Stryker, on the one hand, and Supplier, on the other hand, each has indemnification obligations to the other in connection with a single Claim, they will contribute to the aggregate damages, liabilities, costs and expenses arising from such Claim in a proportion reflecting the relative and comparative responsibilities and determined liability of the Parties for such damages, liabilities, costs and expenses, as well as any other relevant equitable considerations. The amount paid or payable by a Party for purposes of apportioning the aggregate damages, liabilities, costs and expenses shall be deemed to include all reasonable legal fees and expenses incurred by such Party in connection with investigating, preparing for or defending against such Claim.

10.4
Exceptions to Supplier Indemnity Obligations. Supplier shall have no obligation or liability with respect to any Claim under Section 10.1(iii) to the extent directly arising out of or relating to: [**].

10.5
Stryker Indemnification. Stryker shall defend, indemnify and hold harmless the Conformis Indemnified Parties from and against any and all Claims, including all damages and settlements arising therefrom and reasonable attorney’s fees and litigation expenses related thereto, against the Conformis Indemnified Parties to the extent arising from: (i) any portion of a Claim alleging personal injury on account of product liability attributable to Triathlon or (without limiting Stryker’s rights under Section 7.3(a) of the Development Agreement) a Stryker Product, or any other products supplied by Stryker or its Affiliates (other than the Products); (ii) the negligent, grossly negligent or intentionally wrongful acts or omissions of Stryker and its Affiliates, and their respective employees, consultants, Agents and Affiliates; (iii) any breach of Stryker’s representations, warranties or covenants hereunder; (iv) failure to comply with the confidentiality obligations set forth in Section 15 of this Agreement; and (v) [**].

10.6
Product Liability Claims. With respect to any Claims either against the Stryker Indemnified Parties under Section 10.1(iii) or against the Conformis Indemnified Parties under Section 10.5(i) (each such Claim, a “Product Liability Claim”), with respect to any such Product Liability Claim which expressly sets forth causes of action predicated upon both the basis set forth in Section 10.1(iii) and the basis set forth in Section 10.5(i), the Parties shall, to the extent possible, meet and discuss their mutual interest in the defense or outcome of such potential dispute and cooperate in good faith to develop the appropriate course of action.

10.7	Indemnification Procedure. Claims for indemnification under this Agreement shall be governed by the indemnification procedures set forth in Section 5.5 of the Asset Purchase Agreement.

10.8
Supplier Insurance. Supplier hereby covenants to maintain, at a minimum, the following policies of insurance during the Supply Term: (i) general liability insurance, including products liability coverage, in a minimum amount of $[**] per occurrence and $[**] in the aggregate annually, with deductibles not exceeding $[**] per occurrence that provides coverage for the Products and the transactions contemplated by this Agreement; (ii) Worker’s Compensation insurance in accordance with all applicable federal and state laws subject to statutory limits (US only); (iii) Employer’s Liability insurance with limits of not less than $[**] per accident for bodily injury and $[**] per employee and policy limit for disease (US) or the local statutory limit, whichever is greater; (iv) Umbrella or Excess Liability insurance, with a limit of not less than $[**] per occurrence and annual aggregate. Such insurance shall include, at a minimum, the Employer’s Liability and Commercial General Liability insurance policies required herein as scheduled underlyers. The insurance requirements set forth in this Section 10.8(i) through (iv) shall hereinafter be referred to as “Required Insurance”.

10.9
Supplier Insurance (cont.). The Required Insurance set forth above must include a waiver of subrogation in favor of Stryker and must: (i) include Stryker as an additional insured; (ii) include an Indemnity to Principal clause in favor of Stryker; or (iii) otherwise extend Supplier’s insurance to Stryker with respect to losses arising out of negligence in Supplier’s performance or assumption of liabilities under this Agreement. The Required Insurance by occurrence based and shall be primary and shall not contribute with any insurance maintained by Stryker. The Required Insurance must not be canceled or materially changed without at least [**] prior written notice to Stryker. The Required Insurance shall be provided by insurers with an A.M. Best rating of not less than A- / VIII. If, at any time, Supplier neglects or refuses to provide or cause to be provided any Required Insurance, or if any Required Insurance is canceled or exhausted, Stryker shall have the right (but not the duty) to procure such insurance and the cost thereof shall be deducted from monies then due or that thereafter become due to Supplier. Supplier warrants that Stryker shall be provided with [**] prior written notice of cancellation of such insurance coverages while this Agreement is in effect. The insurance requirements hereunder shall not to be construed in any way as a limitation of liability or responsibility of Supplier under this Agreement. Prior to commencing work and periodically thereafter as may be required, Supplier shall have its insurance carrier, agent or broker furnish Stryker with certificates of insurance or other satisfactory documentation evidencing that all of the Required Insurance is in force.

11.	Representations; Warranties and Covenants of Stryker. Stryker hereby represents and warrants to Supplier that:

11.1	Organization. Stryker is division of Stryker Corporation, a corporation duly organized and validly existing in good standing under the laws of the State of Michigan.

11.2
Binding Obligation. The execution and delivery of this Agreement by Stryker does not, and the performance of its obligations hereunder will not, violate any provision of the certificate of incorporation or bylaws of Stryker or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Stryker is a party or to which Stryker or its assets, properties or business are subject. This Agreement is a valid and binding agreement of Stryker enforceable against it in accordance with its terms.

11.3
No Other Agreement. Stryker is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that may conflict with, diminish or limit in any manner the full right and authority of Stryker to perform its covenants under this Agreement.

11.4	No Approval. No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by Stryker of this Agreement.

11.5
Compliance with Applicable Laws. Stryker represents, warrants and covenants that it will market, promote and sell the Products in accordance with all Applicable Laws and any applicable approvals by regulatory bodies, including the FDA, in all material respects.

12.	Other Stryker Obligations. Stryker hereby covenants to Supplier that:

12.1	Proprietary Markings. Stryker agrees not to remove patent or copyright markings placed upon or contained within the Products, unless approved in writing by the Supplier.

12.2
Stryker will, and will cause its Affiliates to, maintain the Products, prior to their use, in a facility that is properly equipped to store such Products in accordance with the applicable Product labeling, and will maintain such Product in accordance with the Specifications and Applicable Laws.

13.	Term and Termination.

13.1
Term. Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall end on December 31, 2031 (the “Term”); provided however, that this Agreement shall remain in effect with respect to any Valid Purchase Order then in effect at the time of such termination until performance and payment thereunder are completed in accordance with this Agreement, unless or until such Valid Purchase Order is itself terminated in accordance with this Agreement. The supply term shall commence upon the First Commercial Sale of the Product and shall end upon the later to occur of (a) the fifth (5th) anniversary of such First Commercial Sale of the Product (the “Exclusive Supply Term”), or (b) the expiration of the last Renewal Term (such period described in clauses (a) or (b), the “Supply Term”). Following the expiration of the Exclusive Supply Term, Stryker shall have the sole option to extend the Supply Term, at its discretion, through the addition of additional one year periods (each, a “Renewal Term”) through December 31, 2031 by giving written notice at least [**] prior to the expiration of the Supply Term or then-current Renewal Term (such renewal terms, collectively, the “Non-exclusive Supply Term”). Notwithstanding the foregoing, Stryker’s obligations under Section 2.3.3 shall persist for the entire Term after the Exclusive Supply Term unless this Agreement is terminated by Stryker in accordance with its terms, it being deemed that Stryker has elected Section 2.3.3.1(b) for any periods during the Term after both the Supply Term and the Non-exclusive Supply Term have expired.

13.2	Termination. Notwithstanding the foregoing, this Agreement may be terminated:

(i)
By either Party for the other Party’s material breach of this Agreement, unless the breaching Party shall have corrected such breach within [**] from the receipt by it of written notice thereof from the non-breaching Party;

(ii)
By either Party if an Insolvency Event occurs with respect to the other Party, provided that, no termination right shall exist in respect of an Insolvency Event that is a chapter 11 case under the Bankruptcy Code if the Party subject to such chapter 11 case (x) continues to perform all of its material obligations under this Agreement, (y) does not seek to reject this Agreement or take any action in such chapter 11 case to disavow or undermine the rights of the other Party under this Agreement, and (z) assumes this Agreement on or before any deadline in such chapter 11 case for such assumption; notwithstanding the foregoing, nothing herein shall limit or prevent the Party not subject to an Insolvency Event from objecting to assumption or assumption and assignment of this Agreement or requiring cure payments or adequate assurance of future performance as a condition of assumption or assumption and assignment;

(iii)	By Supplier if governmental regulatory requirements make manufacture or supply of Products unlawful;

(iv)	By Stryker if governmental regulatory requirements make registration or marketing of Products unlawful;

(v)	By Stryker in the event of a Supply Failure; and

(vi)
Automatically, without further action by either Party, in the event the Development Agreement is terminated prior to Acceptance of all Deliverables for Milestones #1 and #2 pursuant to Section 3.4 thereunder (as such terms are defined in the Development Agreement).

13.3	Consequences of Termination.

13.3.1
General. The termination of this Agreement shall not release Supplier from its obligation to deliver all Products theretofore ordered by Stryker under Valid Purchase Orders, and Stryker’s corresponding obligation to pay Supplier for such Products. In the event this Agreement is cancelled, terminated or allowed to expire for any reason, Stryker shall be entitled to sell off any remaining inventory of Products. Supplier shall not be obligated to repurchase Products from Stryker.

13.3.2
Termination Assistance. Provided that this Agreement is terminated after the commencement of the Supply Term, on notice from Stryker to Supplier after a determination that an expiration or termination of this Agreement will occur, then beginning on the effective date of the expiration or termination of this Agreement, Supplier shall assist Stryker in completing the Technology Transfer, if the Technology Transfer has not been completed as of such date in accordance with the procedures set forth in Section 2.5.

13.3.3
Survival. Sections 1 (Definitions), 2.5 (Technology Transfer), 6 (Representation and Warranties), 7 (Quality and Inspection) (to the extent applicable in connection with Supplier’s fulfillment of Products ordered under Valid Purchase Orders prior to termination), 10 (Indemnification; Insurance), 11 (Representations; Warranties and Covenants of Stryker), 13 (Term and Termination), 14 (Unforeseen Events) (to the extent applicable in connection with Supplier’s fulfillment of Products ordered under Valid Purchase Orders prior to termination), 15 (Confidentiality), 16 (Limitation of Liability), 17 (Notices), 19 (Entire Agreement and Third Party Beneficiaries), 20 (Effect), 21 (Governing Law), 22 (Severability of Provisions), 23 (Waiver of Default), 24 (Assignments), 25 (Amendments and Waivers), 27 (Agency), 28 (Jointly Prepared), 29 (Expenses) and 30 (Rules of Construction) shall survive termination or expiration of this Agreement.

13.3.4
Return or Destruction of Confidential Information. Solely with respect to Confidential Information in which a Party has no ownership interest at all, owned or co-owned Confidential Information being exempt herefrom, upon termination of this Agreement, unless independently authorized to retain such of the Disclosing Party’s Confidential Information under a Related Agreement, each Receiving Party shall, and shall direct its Representatives to, cease all use and make no further use of any Confidential Information of the Disclosing Party and shall, upon written request from the Disclosing Party, promptly return or destroy all Confidential Information of the Disclosing Party (including copies thereof) that is in tangible form (provided, however, that, with respect to electronic imaging of the Disclosing Party's Confidential Information, such materials shall be deleted and removed from access by an ordinary user from all computer hard drives, servers and similar media but shall not require any action to delete or erase such materials from any disaster recovery tapes or other back-up media or any record retention or computer storage system so long as the Receiving Party and its Representatives take such actions as are reasonably likely to prevent access to such materials by any person other than information technology and other administrative employees who are responsible for maintaining those disaster recovery tapes and other back-up media) and any documents created by the Receiving Party or any of its Representatives containing Confidential Information of the Disclosing Party. The Receiving Party shall provide to the Disclosing Party written certification of destroyed Confidential Information of the Disclosing Party promptly following the destruction thereof. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain one copy of any Confidential Information of the Disclosing Party in a secure location in the Receiving Party's legal department for the purpose of establishing compliance with Applicable Laws (including professional standards) and for defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement, the Related Agreements, the Prior CDA or the Confidential Information, provided that all such information shall continue to be kept confidential pursuant to the terms of this Agreement.

14.	Unforeseen Occurrences.

14.1
In the event that either Party is unable to perform any of its obligations under this Agreement, or to enjoy any of its benefits because of fire, natural disaster, action or decrees of Governmental Entities or any other event not within such Party’s reasonable control (a “Force Majeure Event”), the Party who has been so affected shall immediately give written notice to the other Party and shall do everything reasonably possible to resume performance. Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended. If the period of nonperformance exceeds [**] from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may, by giving written notice, terminate the Agreement. Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events. Any acceptance or warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event. As applied to this Section 14 and to determine whether an event is reasonably beyond control of a Party, materials shortages, strikes, slowdowns, other labor related delays or events resulting from a Party’s, its Affiliates or their respective agents negligence, gross negligence, fraud or intentional misconduct are not Force Majeure Events.

14.2
Notwithstanding the provisions set forth in Section 14.1, above, a Force Majeure Event shall not include any governmental action of an enforcement nature that arises from or relates to Supplier’s failure to comply with any federal, national, state, provincial, international, or local law, statute, regulation or ordinance applicable to Supplier’s performance hereunder or Supplier’s manufacture, storage or handling of Products or materials associated with such performance.

15.	Confidentiality. The provisions of Sections 4.3(a)-(i) of Article 4 of the Asset Purchase Agreement are incorporated herein as if fully set forth herein.

16.	Limitation of Liability.

16.1	Disclaimer. EXCEPT FOR [**], IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR [**], EVEN IF SUCH PARTY WAS ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

16.2	LIABILITY CAP.

16.2.1	EXCEPT FOR ([**], UNDER NO CIRCUMSTANCES SHALL [**] AGGREGATE LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED $[**].

16.2.2
UNDER NO CIRCUMSTANCES SHALL [**] AGGREGATE FINANCIAL RESPONSIBILITY IN CONNECTION WITH CLAIMS [**]INCLUDING WITH RESPECT TO [**]. If [**], Supplier’s obligation under Section [**] shall be of [**] and Supplier shall have [**]. Any [**], whether before or after the Effective Date and whether or not [**], shall be [**].

17.
Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by e-mail, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

If to Stryker: Howmedica Osteonics Corp. c/o Stryker Corporation 2825 Airview Boulevard Kalamazoo, Michigan 49002 Attn: General Counsel E-mail: [**]
With a copy (which shall not constitute notice) to: Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: Michael D. Beauvais E-mail: Michael.Beauvais@ropesgray.com

If to Supplier:

Conformis, Inc.
Attn: Chief Executive Officer and General Counsel
600 Technology Park Drive
Billerica, MA 01821

With a copy (which shall not constitute notice) to:

WilmerHale
Attn: Jason Kropp, Esq.
60 State Street
Boston, MA 02109

Any Party may change its address, telephone number, or facsimile number by prior written notice to the other Parties.

18.
Negotiation in Event of Dispute. In the event of any dispute or disagreement between any of the Parties as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto, such matter, upon the written request of any Party, will be referred to an executive of each Party. Such executives will promptly meet in good faith to resolve the dispute. If the executives do not agree upon a decision within thirty calendar days after the reference of the matter to them, any Party will be free to exercise any remedies available to it.

19.
Entire Agreement and Third Party Beneficiaries. This Agreement (including the Related Agreements) contains the entire agreement by and among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party (or their successors and assigns permitted by Section 24), and to the extent expressly provided, their Affiliates, Agents, employees and representatives, any rights or remedies hereunder, except that Section 10.1 and Section 10.5 hereof are intended to benefit, and to be enforceable by, any of the Stryker Indemnified Parties or Conformis Indemnified Parties, as applicable, therein described.

20.
Effect. The terms of this Distribution Agreement are intended to be consistent with and supplement the terms of the Quality Agreement. Notwithstanding the foregoing, in the event of any conflict between terms in this Distribution Agreement (as amended), the Quality Agreement (as amended), or any Valid Purchase Order, then the documents shall govern in this order: (i) the Quality Agreement (as amended); and (ii) this Agreement (as amended) and (iii) any Valid Purchase Order.

21.
Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof). Subject to Section 18, the federal and state Courts of New York State shall have exclusive jurisdiction to hear and decide any suit, Action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement; provided, however, that each Party shall have the right to institute judicial proceedings in any court of competent jurisdiction against the other Party or anyone acting by, through or under the other Party, in order to enforce an Order entered by federal or state courts of New York. Each Party shall cause its applicable permitted Third Party sublicensees and Affiliates receiving any rights or benefits (including the receipt of any Confidential Information) in connection with this Agreement to be bound by this Section 21 prior to their exercise of any such rights or receipt of any such benefits. If such Party fails to comply with the foregoing sentence with respect to any such Third Party or Affiliate, the other Party shall have the right to seek relief in any court of competent jurisdiction in connection with any dispute involving such Third Party or Affiliate.

22.
Severability of Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable by a Court of competent jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

23.
Waiver of Default. Failure of either Party at any time to require performance of any provision of this Agreement shall not affect the right to require full performance thereof at any time thereafter. The waiver of any default under this Agreement by either Party shall not constitute a waiver of any rights for any subsequent default.

24.
Assignments. A Party shall not have the right to assign any of its rights or obligations under this Agreement (whether through a merger, sale of stock, or otherwise) without the prior written consent of the other Party; except that, either Party shall be permitted, without any need for the other Party’s consent, to assign this Agreement (a) in whole or in part to an Affiliate (provided, however, that once such Person is no longer an Affiliate of the assigning Party, such former Affiliate shall assign this Agreement back to the assigning Party), provided that the assigning Party provides the other Party notice of any such assignment; provided further that failure to provide such notice of such assignment shall not render such assignment void; or (b) to a Third Party in connection with sale or transfer of all or substantially all of the assigning Party’s business or assets relating to the subject matter of this Agreement, whether by Change of Control, merger, sale of assets or otherwise; provided, however, that, with respect to clause (b), (i) any assignment of this Agreement shall be void and have no effect unless and until the assignee assumes the obligations of the assigning Party in a written instrument, a copy of which is provided to the other Party; and (ii) any assignment in whole or in part shall not relieve the assigning Party of its obligations hereunder. If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 24, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto. Any assignment not in accordance with this Section 24 shall be void.

25.
Amendments and Waivers. This Agreement and the Schedules hereto constitute the entire agreement between Stryker and Supplier with respect to the subject matter hereof and may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Supplier may waive compliance by Stryker or Stryker may waive compliance by Supplier with any term or provision of this Agreement on the part of such Party to be performed or complied with, but only by an instrument in writing. The waiver by any Party of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

26.
Counterparts and Electronic Transmission. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by facsimile or e-mail transmission with the same effect as if a manually signed original was personally delivered.

27.
Agency. Neither this Agreement nor any of the Related Agreements creates any partnership, agency or other relationship among the Parties for any purpose, including for all tax purposes. No Party is granted any right or authority to assume or to create any obligation or responsibility on behalf or in the name of the other Party or to bind the other Party in any manner whatsoever.

28.	Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

29.
Expenses. Except as otherwise set forth in this Agreement and the Related Agreements, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

30.
Rules of Construction. As used in this Agreement, the words “include”, “includes” and “including” means “including without limitation”, and no inferences or conclusions of any sort shall be drawn from the fact that in some instances in this Agreement the words “include”, “includes” and “including” are actually followed by the phrase “without limitation” or the equivalent while in other instances they are not. Except where the context expressly requires otherwise, the use of any gender herein will be deemed to encompass references to any gender, and the use of the singular will be deemed to include the plural (and vice versa).

* * *

The Parties have executed this Agreement as of the day and year first above written.

HOWMEDICA OSTEONICS CORP.		CONFORMIS, INC.

By:	/s/ Spencer Stiles	By:	/s/ Mark A. Augusti
Name:	Spencer Stiles	Name:	Mark A. Augusti
Title:	Group President, Orthopaedics and Spine	Title:	President and CEO

[Signature Page to Distribution Agreement]